Exhibit 99.1


ATMI Sells Treatment Systems Business To Applied Materials -- Page 2


For Immediate Release
---------------------

ATMI SELLS TREATMENT SYSTEMS BUSINESS TO APPLIED MATERIALS

      DANBURY, CT -- December 16, 2004 -- ATMI, a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced that it has sold its environmental abatement equipment business, headquartered in San Jose, California, to Applied Materials, the leading supplier of equipment and services to the global semiconductor industry.

      Gene Banucci, ATMI Chief Executive Officer, said, "With the sale of the treatment systems business, ATMI has successfully completed its plan to divest its discontinued operations during 2004. With the largest installed base of abatement treatment systems in the semiconductor industry, it was critically important for ATMI to support its customers by finding a buyer that was capable of providing world-class service capability. Further, we wanted to maximize the opportunity for the retention and growth of the ATMI employees who are staying with this business. We believe Applied Materials is the optimum buyer on both counts."

      Dan Sharkey, ATMI Chief Financial Officer, said, "This sale will complete the divestment of our six Technologies businesses. Now, ATMI's business model has been completely transformed into one of sustainable growth and profitability. We will book a small gain on the sale of this business and will have sold six businesses during 2004 for total cash proceeds of approximately $100 million. The divested operations include the Gallium Nitride venture to Cree; the Life Safety Systems unit to First Technology, a division of City Technology; Epitaxial Services to


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International Rectifier; Fab Services to Materials Support Resources; the Emosyn
smartcard business to Silicon Storage Technology; and with this sale, the Abatement Equipment business to Applied Materials."

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004, 2005, or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity, or implementing any strategy, including resolution of the various discontinued elements of ATMI's Technologies segment; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:
      Dean Hamilton
      ATMI Investor & Public Relations
      203.207.9349
      dhamilton@atmi.com